Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 23, 2006	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 23, 2006 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2005. Net earnings for the quarter were $120.5 million, or $1.77 per diluted share, versus net earnings of $120.4 million, or $1.60 per diluted share in the first fiscal quarter of 2005. Included in the current year quarter is a charge of $3.1 million, after-tax, or $0.05 per share, for the restructuring of the company’s European supply chain.

Sales for the quarter were $882.4 million, an increase of $6.5 million in absolute dollars and $17.4 million in constant currency basis. Higher sales in both battery segments were partially offset by lower sales in the Razors and Blades segment. Segment profit increased 3% to $220.2 million as improvements in the Razors and Blades segment were partially offset by a decrease in the North America Battery segment. General corporate and other expenses decreased $2.0 million, and interest and other financing items increased $10.1 million.

Results for the prior year quarter were adjusted for the adoption of Statement of Financial Accounting Standards No. 123, “Share-Based Payment”, which resulted in an additional compensation expense of $1.3 million, after-tax, or $0.02 per diluted share. In addition, the prior year segment results for the quarter were adjusted to fully allocate overhead costs between the business segments. This reallocation of costs impacted segment results only, with no impact on total income. The detail for both prior year adjustments is detailed in footnote 4.

North America Battery

Net sales to customers for the first quarter of $395.8 million increased $9.4 million, or 2%, as higher sales volumes were partially offset by unfavorable pricing and product mix. Lithium and rechargeable batteries continued volume growth in excess of 20%, while Energizer Max unit sales increased 3%. Overall pricing and product mix was unfavorable due to the continuing shift to larger pack sizes, which sell at lower per unit prices.

Gross profit decreased $6.8 million for the quarter, as contribution of incremental sales volume was more than offset by unfavorable pricing and higher product cost. Product cost in the current quarter was $5.7 million unfavorable to the prior year quarter due to higher year-over-year material cost. Segment profit decreased $2.9 million, as the lower gross margin was partially offset by lower advertising and promotion and selling expenses.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. The U.S. retail battery category increased by 4.4% in dollars for the 12 weeks ending December 3, 2005, versus the same period last year. Retail consumption of Energizer’s products increased 9.5% in dollars for the same period. Our focus on the performance segment, specifically rechargeables and lithium batteries resulted in an increase of approximately 1.8 share points compared to the same period in the prior year, bringing Energizer’s share of the total retail category to approximately 37.7% for the quarter. Energizer estimates that retail inventory levels at December 31, 2005, were at seasonally normal levels.

With holiday promotional commitments behind us and higher post-holiday retail pricing taking effect, Energizer expects to see benefits from its battery price increase in the future. However, higher material costs and the continuing shift to larger package sizes are likely to offset at least a portion of any favorable pricing attained in the near term.

International Battery

Net sales for the quarter were $270.5 million, an increase of $9.2 million, or 4%, as higher volumes were partially offset by $4.9 million of unfavorable currency impacts and unfavorable pricing and product mix. Volume increases were primarily in the performance and premium product lines. Segment profit increased $0.7 million, or 1%, as the benefit of higher volumes was nearly offset by unfavorable pricing, higher product costs and unfavorable currency impacts.

Razors & Blades

Razor and blade sales for the quarter were $216.1 million, a decrease of $12.1 million, or 5%, compared to the same quarter last year, with currencies accounting for $7.3 million of the decline. On a constant currency basis, sales declined 2%. Excluding currency impacts, sales for the Quattro franchise this quarter increased 30% over the same quarter last year on incremental sales from Quattro for Women and Quattro Power. However, declines in older technology products more than offset Quattro increases. Additionally, sales were dampened in the current quarter by retail inventory reductions in several key markets, as well as U.S. retailers holding down category inventory levels in anticipation of a major competitor product launch in January 2006.

Overall share of the wet shave category in primary markets was 20.7% for the year ending November 2005, down slightly from 21.5% for the twelve months ended November 2004. The prior year period benefited from new product launches in Europe.

Segment profit for the quarter increased $7.6 million due to lower advertising and promotional spending compared to last year’s higher spending related to the launch of Quattro in several European markets, as well as lower selling and administrative expenses.

Other Items

Corporate and other expenses decreased $2.0 million for the quarter primarily on lower incentive and stock-based compensation expense, partially offset by the aforementioned restructuring charges more fully described below.

The first quarter includes a charge of $4.7 million, pre-tax, or $0.05 per share for severance benefits related to European supply chain restructuring. The full project is expected to cost $24 to $28 million, largely in fiscal 2006, with annual cost savings of approximately $6 million beginning in fiscal 2007.

Interest expense increased $5.5 million on higher average borrowings resulting from share repurchases and higher interest rates. Other net financing items were unfavorable $4.6 million for the quarter due to exchange losses in the current period compared to exchange gains included in last year’s first quarter.

Income taxes were 31.0% for the quarter, compared to 32.0% for the same quarter last year. The improved tax rate is due to a variety of small favorable tax attributes.

Energizer repurchased 4.1 million shares of its common stock during the quarter and made additional purchases in January 2006 bringing the total shares purchased thus far in fiscal 2006 to 5.3 million. Capital expenditures and depreciation expense for the quarter were $14.3 million and $27.2 million, respectively. Total outstanding debt at December 31, 2005 was $1.56 billion.

# # #

Statements in this press release that are not historical, particularly statements regarding estimates of battery category growth, retail consumption of Energizer products, total retail category shares of Energizer Battery and SWS, retailer inventory levels, the realization of benefits from the announced battery price increase, and expected charges to earnings and annual cost savings associated with the European restructuring project, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s estimates of battery category value growth, retail consumption of its battery products, Energizer and SWS market share, and retailer inventory levels, are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of the Company’s estimates, or if those retailers elect to further contract their inventory levels. The anticipated benefits of Energizer’s price increase may not be realized if competitive activity mandates additional promotional spending, or if material costs increase at a higher than expected rate. With respect to the European restructuring project, Energizer is currently engaged in negotiations related to the proposed closing of its Caudebec facility, and the results of those negotiations, as well as unexpected additional restructuring expenses, may lead to higher than anticipated charges to earnings. Similarly, Energizer’s estimate of annual cost savings from the reorganization project may be impacted by a number of factors, including unrealizable efficiencies of scale and unforeseen integration difficulties. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the year ended September 30, 2005, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2005	2004

Net sales	$882.4	$875.9

Cost of products sold	451.0	430.5
Selling, general and administrative expense	141.6	147.6
Advertising and promotion expense	81.6	96.3
Research and development expense	15.5	16.5
Interest expense	16.5	11.0
Other financing items, net	1.5	(3.1)

Earnings before income taxes	174.7	177.1

Income tax provision	(54.2)	(56.7)

Net earnings	$120.5	$120.4

Earnings per share
Basic	$1.83	$1.67
Diluted	$1.77	$1.60

Weighted average shares of common stock - Basic	65.7	72.3
Weighted average shares of common stock - Diluted	68.1	75.2

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending December 31, 2005
(Dollars in millions, except per share data)

1.   Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.   Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery results. Research and development costs for Razors and Blades are included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Following the acquisition of Schick-Wilkinson Sword (SWS) in 2003, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. Beginning in fiscal 2006, the Company applied a fully allocated cost basis, in which shared business functions are allocated between the businesses. Fiscal 2005 was adjusted to this same basis and a reconciliation for this fiscal year is presented in Note 4.

On October 1, 2005, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the “modified retrospective” method. Accordingly, prior year results have been adjusted to incorporate the effects of SFAS 123R.  The impact to the Company’s net earnings is consistent with the pro forma disclosures provided in previous financial statements as found in Note 4.

Segment sales and profitability for the quarters ended December 31, 2005 and 2004, respectively, are presented below.

	Quarter Ended December,
Net Sales	2005	2004
North America Battery	$395.8	$386.4
International Battery	270.5	261.3
Total Battery	666.3	647.7
Razors and Blades	216.1	228.2
Total net sales	$882.4	$875.9

Profitability
North America Battery	$114.9	$117.8
International Battery	66.7	66.0
R&D Battery	(8.0)	(8.2)
Total Battery	173.6	175.6
Razors and Blades	46.6	39.0
Total segment profitability	$220.2	$214.6
General corporate and other expenses	(26.2)	(28.2)
Amortization	(1.3)	(1.4)
Interest and other financial items	(18.0)	(7.9)
Earnings before income taxes	$174.7	$177.1

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December,
Net Sales	2005	2004
Alkaline batteries	$442.3	$447.7
Carbon zinc batteries	72.1	72.3
Other batteries and lighting products	151.9	127.7
Razors and blades	216.1	228.2
Total net sales	$882.4	$875.9

3.   Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.   The tables below reflect the impact on 2005 results of the change the Company made to the fully allocated method and the adoption of SFAS 123R as described in Note 2.

	Quarter ended December 31, 2004				Quarter ended March 31, 2005
	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted

Profitability
North America Battery	$117.2	0.6	-	$117.8	$48.5	0.5	-	$49.0
International Battery	64.7	1.3	-	66.0	40.4	1.4	-	41.8
R&D Battery	(8.2)	-	-	(8.2)	(8.6)	-	-	(8.6)
Total Battery	173.7	1.9	-	175.6	80.3	1.9	-	82.2
Razors and Blades	41.4	(2.4)	-	39.0	28.3	(2.3)	-	26.0
Total segment profitability	$215.1	(0.5)	-	$214.6	$108.6	(0.4)	-	$108.2

Corporate expense	(26.7)	0.5	(2.0)	(28.2)	(21.0)	0.4	(2.3)	(22.9)
Amortization expense	(1.4)	-	-	(1.4)	(1.4)	-	-	(1.4)
Interest and other financial items	(7.9)	-	-	(7.9)	(12.8)	-	-	(12.8)
Earnings before income taxes	$179.1	-	(2.0)	$177.1	$73.4	0.0	(2.3)	$71.1

Income tax provision	(57.4)	-	0.7	(56.7)	(15.8)	-	0.9	(14.9)

Net earnings	$121.7	-	(1.3)	$120.4	$57.6	0.0	(1.4)	$56.2

EPS - Basic	$1.68	-	(0.01)	$1.67	$0.81	-	(0.02)	$0.79
EPS - Diluted	$1.62	-	(0.02)	$1.60	$0.78	-	(0.02)	$0.76

	Quarter ended June 30, 2005				Quarter ended September 30, 2005
	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted

Profitability
North America Battery	$57.3	(0.3)	-	$57.0	$72.7	(0.7)	-	$72.0
International Battery	37.1	1.3	-	38.4	31.5	0.8	-	32.3
R&D Battery	(8.4)	-	-	(8.4)	(10.8)	-	-	(10.8)
Total Battery	86.0	1.0	-	87.0	93.4	0.1	-	93.5
Razors and Blades	20.4	(2.5)	-	17.9	27.2	(2.6)	-	24.6
Total segment profitability	$106.4	(1.5)	-	$104.9	$120.6	(2.5)	-	$118.1

Corporate expense	(22.7)	1.5	(2.4)	(23.6)	(27.2)	2.5	(2.3)	(27.0)
Amortization expense	(1.2)	-	-	(1.2)	(1.3)	-	-	(1.3)
Interest and other financial items	(10.9)	-	-	(10.9)	(18.5)	-	-	(18.5)
Earnings before income taxes	$71.6	-	(2.4)	$69.2	$73.6	-	(2.3)	$71.3

Income tax provision	(17.8)	-	0.9	(16.9)	(20.3)	-	0.8	(19.5)

Net earnings	$53.8	-	(1.5)	$52.3	$53.3	-	(1.5)	$51.8

EPS - Basic	$0.76	-	(0.02)	$0.74	$0.77	-	(0.02)	$0.75
EPS - Diluted	$0.73	-	(0.02)	$0.71	$0.74	-	(0.02)	$0.72

	Year ended September 30, 2005
	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted

Profitability
North America Battery	$ 295.7	0.1	-	$ 295.8
International Battery	173.7	4.8	-	178.5
R&D Battery	(36.0)	-	-	(36.0)
Total Battery	433.4	4.9	-	438.3
Razors and Blades	117.3	(9.8)	-	107.5
Total segment profitability	$550.7	(4.9)	-	$545.8

Corporate expense	(97.6)	4.9	(9.0)	(101.7)
Amortization expense	(5.3)	-	-	(5.3)
Interest and other financial items	(50.1)	-	-	(50.1)
Earnings before income taxes	$397.7	0.0	(9.0)	$388.7

Income tax provision	(111.3)	-	3.3	(108.0)

Net earnings	$286.4	0.0	(5.7)	$280.7

EPS - Basic	$4.03	-	(0.08)	$3.95
EPS - Diluted	$3.90	-	(0.08)	$3.82